Pricing Supplement No. 4,499 Registration Statement Nos. 333-250103; 333-250103-01 Dated March 28, 2022 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $4,593,000 Trigger GEARS

Linked to the Bloomberg Commodity IndexSM 3 Month Forward due March 31, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger GEARS (the “Securities”) are unsecured and unsubordinated debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and fully and unconditionally guaranteed by Morgan Stanley with returns linked to the performance of the Bloomberg Commodity IndexSM 3 Month Forward (the “Underlying”). If the Underlying Return is greater than zero, MSFL will pay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Underlying Return multiplied by (iii) the Upside Gearing of 1.26. If the Underlying Return is less than or equal to zero, MSFL will either pay the full Principal Amount at maturity, or, if the Final Level is less than the Downside Threshold, MSFL will pay significantly less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. These long-dated Securities are for investors who seek a commodity index-based return and who are willing to risk a loss on their principal and forgo current income in exchange for the Upside Gearing feature and the contingent repayment of principal, which applies only if the Final Level is not less than the Downside Threshold, each as applicable at maturity. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑

Enhanced Growth Potential: If the Underlying Return is greater than zero, the Upside Gearing feature will provide leveraged exposure to the positive performance of the Underlying, and MSFL will pay the Principal Amount at maturity plus pay a return equal to the Underlying Return multiplied by the Upside Gearing. If the Underlying Return is less than zero, investors may be exposed to the negative Underlying Return at maturity.

❑

Contingent Repayment of Principal at Maturity: If the Underlying Return is equal to or less than zero and the Final Level is not less than the Downside Threshold, MSFL will pay the Principal Amount at maturity. However, if the Final Level is less than the Downside Threshold, MSFL will pay less than the full Principal Amount, if anything, resulting in a significant loss of principal that is proportionate to the negative Underlying Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Trade Date	March 28, 2022
Settlement Date	March 31, 2022
Final Valuation Date*	March 25, 2027
Maturity Date*	March 31, 2027
*Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Description of PLUS—Postponement of Valuation Date” and “—General Terms of PLUS—maturity date” in the accompanying prospectus supplement.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate us TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the UnDERLYING, WHICH CAN RESULT IN A LOSS OF A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING our DEBT OBLIGATIONS.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering
We are offering Trigger GEARS linked to the Bloomberg Commodity IndexSM 3 Month Forward. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying. The Securities are offered at a minimum investment of 1 Security at the Price to Public listed below. Underlying Initial Level Upside Gearing Downside Threshold CUSIP ISIN Bloomberg Commodity IndexSM 3 Month Forward 336.9567 1.26 252.7175, which is approximately 75% of the Initial Level 61773FFD0 US61773FFD06

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$918.20 per Security. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$1,000	$35	$965
Total	$4,593,000	$160,755	$4,432,245
(1)	UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $35 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 16 of this pricing supplement and “Plan of Distribution (Conflicts of Interest)”in the accompanying prospectus supplement.

(2)	See “Use of Proceeds and Hedging” on page 16.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 16 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022224/dp140496_424b2-pscplus.htm

t	Prospectus dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger GEARS that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2020 and the prospectus supplement filed by MSFL and Morgan Stanley dated November 16, 2020, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms discussed in this pricing supplement differ from those discussed in the prospectus supplement or prospectus, the terms contained in this pricing supplement will control.

The Issue Price of each Security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $1,000. We estimate that the value of each Security on the Trade Date is $918.20.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying, instruments based on the Underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Upside Gearing and the Downside Threshold, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:
♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Underlying.

♦	You understand and accept the risks associated with the Underlying.

♦	You are willing to hold the Securities to maturity, as set forth on the cover of this pricing supplement, and accept that there may be little or no secondary market for the Securities.

♦	You believe the Underlying will appreciate over the term of the Securities and you are willing to invest in the Securities based on the Upside Gearing of 1.26.

♦	You can tolerate fluctuations of the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦	You do not seek current income from your investment.

♦	You understand the increased volatility and other risks associated with investing in commodities generally and commodity futures contracts specifically.

♦	You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you including any repayment of principal.
The Securities may not be suitable for you if:
♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Underlying.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You do not understand and accept the risks associated with the Underlying.

♦	You are unable or unwilling to hold the Securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦	You believe that the level of the Underlying will decline during the term of the Securities and is likely to close below the Downside Threshold on the Final Valuation Date.

♦	You are unwilling to invest in the Securities based on the Upside Gearing of 1.26.

♦	You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by us or another issuer with a similar credit rating.

♦	You seek current income from your investment.

♦	You do not understand the increased volatility and other risks associated with investing in commodities generally and commodity futures contracts specifically.

♦	You are not willing or are unable to assume the credit risk associated with us for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement, “Risk Factors” beginning on page S-33 of the accompanying prospectus supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus for risks related to an investment in the Securities. For additional information about the Underlying, see the information set forth under “The Bloomberg Commodity IndexSM 3 Month Forward” on page 13 and under “Annex II—Certain Additional Commodity Index Information—The Bloomberg Commodity IndexSM in the accompanying prospectus supplement.

Final Terms	Investment Timeline
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price (per Security)	$1,000 per Security
Principal Amount	$1,000 per Security
Term	5 years
Underlying	Bloomberg Commodity IndexSM 3 Month Forward
Downside Threshold	252.7175, which is approximately 75% of the Initial Level
Upside Gearing	1.26
Payment at Maturity (per Security)

If the Underlying Return is greater than zero, MSFL will pay you an amount calculated as follows:

$1,000 + [$1,000 × (Underlying Return × Upside Gearing)]

If the Underlying Return is less than or equal to zero and the Final Level is greater than or equal to the Downside Threshold, MSFL will pay you a cash payment of:

$1,000 per Security

If the Final Level is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$1,000 + ($1,000 × Underlying Return)

In this case, you could lose up to all of your Principal Amount in an amount proportionate to the negative Underlying Return.

Underlying Return	Final Level – Initial Level Initial Level
Initial Level	336.9567, which was determined in respect of the Trade Date in accordance with “Description of PLUS—General Terms of PLUS—Some Definitions—initial index value” in the accompanying prospectus supplement.
Final Level	The Closing Level of the Underlying on the Final Valuation Date.
Final Valuation Date	March 25, 2027, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.
CUSIP / ISIN	61773FFD0 / US61773FFD06
Calculation Agent	Morgan Stanley Capital Group Inc.
Trade Date	The Closing Level of the Underlying (Initial Level) is observed, the Downside Threshold is determined and the Upside Gearing is set.
The Final Level and Underlying Return are determined on the Final Valuation Date.
Maturity Date

If the Underlying Return is greater than zero, MSFL will pay you a cash payment per Security equal to:

$1,000 + [$1,000 × (Underlying Return × Upside Gearing)]

If the Underlying Return is less than or equal to zero and the Final Level is greater than or equal to the Downside Threshold on the Final Valuation Date, MSFL will pay you a cash payment of $1,000 per $1,000 Security.

If the Final Level is less than the Downside Threshold on the Final Valuation Date, MSFL will pay you a cash payment at maturity equal to:

$1,000 + ($1,000 × Underlying Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦	The Securities do not guarantee any return of principal – The terms of the Securities differ from those of ordinary debt securities in that MSFL is not necessarily obligated to repay any of the Principal Amount at maturity. If the Final Level is less than the Downside Threshold (which is 75% of the Initial Level), you will be exposed to the full negative Underlying Return and the payout owed at maturity by MSFL will be an amount in cash that is at least 25% less than the $1,000 Principal Amount of each Security, resulting in a loss proportionate to the decrease in the value of the Underlying from the Initial Level to the Final Level. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose all of your Principal Amount in the Securities.

♦	You may incur a loss on your investment if you sell your Securities prior to maturity – The Downside Threshold is observed on the Final Valuation Date, and the contingent repayment of principal applies only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Closing Level of the Underlying is above the Downside Threshold at that time.

♦	The Upside Gearing applies only if you hold the Securities to maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the Underlying's return even if such return is positive. You can receive the full benefit of the Upside Gearing from MSFL only if you hold your Securities to maturity.

♦	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities – You are dependent on our ability to pay all amounts due on the Securities at maturity, if any, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦	As a finance subsidiary, MSFL has no independent operations and will have no independent assets – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦	The Securities do not pay interest – MSFL will not pay any interest with respect to the Securities over the term of the Securities.

♦	The market price of the Securities may be influenced by many unpredictable factors – Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

o	the value of the Underlying at any time,

o	the volatility (frequency and magnitude of changes in value) of the Underlying,

o	the price and volatility of the commodity contracts that underlie the Underlying,

o	trends of supply and demand for the commodity contracts that underlie the Underlying,

o	interest and yield rates in the market,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or commodities markets generally and which may affect the Final Level,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. For example, you may have to sell your Securities at a substantial discount from the principal amount of $1,000 per Security if the value of the Underlying at the time of sale is at or below or moderately above its Initial Level, and especially if it is near or below the Downside Threshold, or if market interest rates rise. You cannot predict the future performance of the Underlying based on its historical performance.

t	The probability that the Final Level will be less than the Downside Threshold will depend on the volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. Higher expected volatility with respect to the Underlying as of the Trade Date generally indicates a greater chance as of that date that the Final Level will be less than the Downside Threshold, which would result in a loss of a significant portion or all of your investment at maturity. However, the Underlying’s volatility can change significantly over the term of the Securities. The level of the Underlying could fall sharply, resulting in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential loss of a significant portion or all of your investment at maturity.

♦	The amount payable on the Securities is not linked to the level of the Underlying at any time other than the Final Valuation Date – The Final Level will be based on the Closing Level of the Underlying on the Final Valuation Date, subject to postponement for non-Index Business Days and certain Market Disruption Events. Even if the level of the Underlying appreciates prior to the Final Valuation Date but then drops by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the level of the Underlying prior to such drop. Although the actual level of the Underlying on the stated Maturity Date or at other times during the term of the Securities may be higher than the Final Level, the Payment at Maturity will be based solely on the Closing Level of the Underlying on the Final Valuation Date as compared to the Initial Level.

t	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities – The Underlying has returns based on the change in price of futures contracts included in such Underlying, not the change in the spot price of actual physical commodities to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

♦	Investing in the Securities is not equivalent to investing in the Underlying – Investing in the Securities is not equivalent to investing in the Underlying or the futures contracts that underlie the Underlying. By purchasing the Securities, you do not purchase any entitlement to any commodity underlying the Underlying or to futures contracts or forwards contracts on any such commodity.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

♦	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦	The Securities will not be listed on any securities exchange and secondary trading may be limited – The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities – One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and possibly to other instruments linked to the Underlying), including trading in swaps or futures contracts on the Underlying and on commodities that underlie the Underlying. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. Some of our affiliates also trade in financial instruments related to the Underlying or the prices of the commodities or contracts that underlie the Underlying, on a regular basis as part of their general commodity trading and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Level of the Underlying, and, therefore, could increase the Downside Threshold, which is the level at or above which the Underlying must close on the Final Valuation Date so that investors do not suffer a significant loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Level of the Underlying on the Final Valuation Date, and, accordingly, the amount of cash payable at maturity, if any.

♦	Potential conflict of interest – As Calculation Agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the Initial Level, the Downside Threshold, the Upside Gearing, the Final Level and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any. Moreover, certain determinations made by MSCG, in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Underlying or calculation of the Final Level in the event of a discontinuance of the Underlying or a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date” and “—General Terms of PLUS—maturity date” “—Discontinuance of Any Underlying Commodity Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates – Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

♦	The U.S. federal income tax consequences of an investment in the Securities are uncertain – Please read the discussion under “What Are the Tax Consequences of the Securities?” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying

♦	Investments linked to commodities are subject to sharp fluctuations in commodity prices – Investments, such as the Securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the settlement price of the Underlying and the value of your Securities in varying and potentially inconsistent ways. As a result of these or other factors, the level of the Underlying may be, and has recently been, volatile. In addition, the price of nickel, one of the commodities included in the Underlying, has recently experienced extreme price volatility, resulting in suspensions in trading of futures contracts on nickel on the London Metal Exchange and the occurrence of Market Disruption Events with respect to the Underlying. It is possible that such price volatility or suspensions may continue to occur in the future or that a Market Disruption Event may occur on the Trade Date or during the term of the Securities (including on the Final Valuation Date), each of which may adversely affect the value of, and the return on, your Securities. See “Bloomberg Commodity IndexSM 3 Month Forward” below.

♦	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the Underlying and the value of the Securities – The Underlying is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the Underlying approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the Underlying have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Underlying have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Underlying, and, accordingly, the value of the Securities.

In addition, because the Underlying is the three-month forward version of the Bloomberg Commodity IndexSM, it is based on futures contracts with delivery months that are later than the futures contracts included in the Bloomberg Commodity IndexSM.  However, there can be no assurance that the Underlying will have positive performance, generate “roll yield” or perform better than the Bloomberg Commodity IndexSM. For more information, see “Bloomberg Commodity IndexSM 3 Month Forward” below.

♦	Legal and regulatory changes could adversely affect the return on and value of your Securities. Futures contracts and options on futures contracts, including those related to the index commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the Securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the Securities.

♦	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Securities – The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Underlying, and, therefore, the value of the Securities.

♦	Adjustments to the Underlying could adversely affect the value of the Securities – The publisher of the Underlying may add, delete or substitute the commodity contracts constituting the Underlying or make other methodological changes that could change the value of the Underlying. The Underlying publisher may discontinue or suspend calculation or publication of the Underlying at any time. Any of these actions could adversely affect the value of the Securities. Where the Underlying is discontinued, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the Underlying and will be permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.

Scenario Analysis and Examples at Maturity

These examples are based on hypothetical terms. The actual terms are set forth on the cover of this pricing supplement.

The below scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying relative to the Initial Level. We cannot predict the Final Level on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $1,000 security on a hypothetical offering of the Securities, and reflect the Upside Gearing of 1.26 and the following terms*:

Investment term:	5 years
Hypothetical Initial Level:	300
Hypothetical Downside Threshold:	225 (75% of the hypothetical Initial Level)
Upside Gearing:	1.26

* The actual Initial Level and Downside Threshold are specified on the cover of this pricing supplement.

Example 1— The level of the Underlying increases from an Initial Level of 300 to a Final Level of 330. The Underlying Return is greater than zero and expressed as a formula:

Underlying Return = (330 - 300) / 300 = 10.00%

Payment at Maturity = $1,000 + [$1,000 × (10.00% × 1.26)] = $1,126.00

Because the Underlying Return is equal to 10.00%, the Payment at Maturity is equal to $1,126.00 per $1,000 Principal Amount of Securities, resulting in a total return on the Securities of 12.60%.

Example 2— The Final Level is equal to the Initial Level of 300. The Underlying Return is zero and expressed as a formula:

Underlying Return = (300 – 300) / 300 = 0.00%

Payment at Maturity = $1,000

Because the Underlying Return is zero, the Payment at Maturity per Security is equal to the original $1,000 Principal Amount per Security, resulting in a zero percent return on the Securities.

Example 3— The level of the Underlying decreases from an Initial Level of 300 to a Final Level of 270. The Underlying Return is negative and expressed as a formula:

Underlying Return = (270 - 300) / 300 = -10.00%

Payment at Maturity = $1,000

Because the Underlying Return is less than zero, but the Final Level is greater than or equal to the Downside Threshold on the Final Valuation Date, MSFL will pay you a Payment at Maturity equal to $1,000 per $1,000 Principal Amount of Securities, resulting in a zero percent return on the Securities.

Example 4— The level of the Underlying decreases from an Initial Level of 300 to a Final Level of 120. The Underlying Return is negative and expressed as a formula:

Underlying Return = (120 - 300) / 300 = -60.00%

Payment at Maturity = $1,000 + ($1,000 × -60.00%) = $400

Because the Underlying Return is less than zero and the Final Level is below the Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the level of the Underlying on the Final Valuation Date. Therefore, the Payment at Maturity is equal to $400 per $1,000 Principal Amount of Securities, resulting in a total loss on the Securities of 60.00%.

If the Final Level is below the Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the Underlying, and you will lose a significant portion or all of your Principal Amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $1,000 Principal Amount of Securities.

Performance of the Underlying*		Performance of the Securities
Final Level	Underlying Return	Upside Gearing	Payment at Maturity	Return on Securities Purchased at $1,000 (1)
600	100.00%	1.26	$2,260.00	126.00%
570	90.00%	1.26	$2,134.00	113.40%
540	80.00%	1.26	$2,008.00	100.80%
510	70.00%	1.26	$1,882.00	88.20%
480	60.00%	1.26	$1,756.00	75.60%
450	50.00%	1.26	$1,630.00	63.00%
420	40.00%	1.26	$1,504.00	50.40%
390	30.00%	1.26	$1,378.00	37.80%
360	20.00%	1.26	$1,252.00	25.20%
330	10.00%	1.26	$1,126.00	12.60%
300	0.00%	N/A	$1,000.00	0.00%
270	-10.00%	N/A	$1,000.00	0.00%
240	-20.00%	N/A	$1,000.00	0.00%
225	-25.00%	N/A	$1,000.00	0.00%
222	-26.00%	N/A	$740.00	-26.00%
210	-30.00%	N/A	$700.00	-30.00%
180	-40.00%	N/A	$600.00	-40.00%
150	-50.00%	N/A	$500.00	-50.00%
120	-60.00%	N/A	$400.00	-60.00%
90	-70.00%	N/A	$300.00	-70.00%
60	-80.00%	N/A	$200.00	-80.00%
30	-90.00%	N/A	$100.00	-90.00%
0	-100.00%	N/A	$0.00	-100.00%

(1) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount Security to the purchase price of $1,000 per Security.

What are the tax consequences of the Securities?

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement, the following U.S. federal income tax consequences should result based on current law:

t	A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange.

t	Upon sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Securities. Such gain or loss should be long-term capital gain or loss if the investor has held the Securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the Securities reference a commodity index that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the Securities to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the Securities should read the discussion under “Key Risks” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities?” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

The Bloomberg Commodity IndexSM 3 Month Forward

The Bloomberg Commodity IndexSM 3 Month Forward is a version of the Bloomberg Commodity IndexSM where the lead and future contracts look 3 months ahead of the Bloomberg Commodity IndexSM contract calendar.  Composed of longer-dated commodity futures contracts, the forward version allow investors to measure exposure to different parts of the commodity price curve. The Index is calculated using the same methodology as the Bloomberg Commodity IndexSM.

The Bloomberg Commodity IndexSM is currently composed of 23 exchange-traded futures contracts on 21 physical commodities. It is quoted in U.S. dollars, and reflects the return of underlying commodity futures price movements only. It reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities constituting the index. The Bloomberg Commodity IndexSM was previously known as the Dow Jones–UBS Commodity IndexSM. On April 10, 2014, Bloomberg L.P. and UBS announced a partnership that has resulted in Bloomberg Indexes being responsible for governance, calculation, distribution and licensing of the bank’s commodity indices. The Dow Jones–UBS Commodity IndexSM was renamed the Bloomberg Commodity IndexSM as of July 1, 2014.  Bloomberg acquired the Underlier in September 2020. For additional information about the Bloomberg Commodity IndexSM, see the information set forth under “Annex II—Certain Additional Commodity Index Information—The Bloomberg Commodity IndexSM” in the accompanying prospectus supplement.

“Bloomberg®”, “Bloomberg Commodity IndexSM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by Morgan Stanley. Neither Bloomberg nor UBS Securities LLC and its affiliates (collectively, “UBS”) are affiliated with Morgan Stanley, and Bloomberg and UBS do not approve, endorse, review, or recommend the Securities. Neither Bloomberg nor UBS guarantees the timeliness, accurateness, or completeness of any data or information relating to the Bloomberg Commodity IndexSM.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the Bloomberg Commodity IndexSM 3 Month Forward for each quarter in the period from January 1, 2017 through March 28, 2022. The Closing Level of the Bloomberg Commodity IndexSM 3 Month Forward on March 28, 2022 was 336.9567. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the Bloomberg Commodity IndexSM 3 Month Forward should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Bloomberg Commodity IndexSM 3 Month Forward on the Final Valuation Date. In addition, the price of nickel, one of the commodities included in the Underlying, has recently experienced extreme price volatility, resulting in suspensions in trading of futures contracts on nickel on the London Metal Exchange and the occurrence of Market Disruption Events with respect to the Underlying. It is possible that such price volatility or suspensions may continue to occur in the future or that a Market Disruption Event may occur on the Trade Date or during the term of the Securities (including on the Final Valuation Date), each of which may adversely affect the value of, and the return on, your Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2017	3/31/2017	208.8275	196.5879	200.0838
4/1/2017	6/30/2017	202.7239	186.8073	194.1691
7/1/2017	9/30/2017	202.0801	192.5920	199.3969
10/1/2017	12/31/2017	208.7961	198.0121	208.7961
1/1/2018	3/31/2018	214.2866	204.2916	209.5048
4/1/2018	6/30/2018	219.5227	206.7764	209.0449
7/1/2018	9/30/2018	206.3518	197.5919	203.7852
10/1/2018	12/31/2018	209.2333	184.9251	185.6133
1/1/2019	3/31/2019	199.8652	186.0484	196.7728
4/1/2019	6/30/2019	201.0457	185.2502	192.4905
7/1/2019	9/30/2019	195.4308	183.7028	187.6064
10/1/2019	12/31/2019	198.2322	187.3414	197.0288
1/1/2020	3/31/2020	198.8280	149.7710	157.7104
4/1/2020	6/30/2020	168.0243	154.2165	168.0243
7/1/2020	9/30/2020	189.4267	168.9482	184.0380
10/1/2020	12/31/2020	203.0917	181.4217	203.0917
1/1/2021	3/31/2021	226.5650	205.0164	216.7745
4/1/2021	6/30/2021	249.7604	217.0727	248.1887
7/1/2021	9/30/2021	265.8629	241.2355	265.5268
10/1/2021	12/31/2021	278.6727	257.5831	270.2086
1/1/2022	3/28/2022*	348.9898	271.1757	336.9567

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Bloomberg Commodity IndexSM 3 Month Forward from January 1, 2012 through March 28, 2022, based on information from Bloomberg. Past performance of the Bloomberg Commodity IndexSM 3 Month Forward is not indicative of the future performance of the Bloomberg Commodity IndexSM 3 Month Forward.

Additional Terms of the Securities

Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying prospectus supplement and prospectus. All references to “Initial Level,” “Closing Level,” “Trade Date,” “Settlement Date,” “Underlying Return,” and “Upside Gearing” herein shall be deemed to refer to “initial index value,” “final index value,” “pricing date,” “settlement date,” “index percent increase,” and “leverage factor,” respectively, as used in the accompanying prospectus supplement.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MSCG. As Calculation Agent, MSCG will determine, among other things, the Initial Level, the Final Level, the Underlying Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Level or whether a Market Disruption Event has occurred. See “Description of PLUS—Discontinuance of Any Underlying Commodity Index; Alteration of Method of Calculation” and the definition of Market Disruption Event in the accompanying prospectus supplement. MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the Underlying or in swaps, futures or options contracts on the commodities that underlie the Underlying or positions in any other available instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the Initial Level of the Underlying, and, therefore, could increase the Downside Threshold, which is the level at or above which the Underlying must close on the Final Valuation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Valuation Date, by purchasing and selling the swaps, futures or options contracts on the commodities that underlie the Underlying or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the level of the Underlying, and, therefore, adversely affect the value of the Securities or the amount payable at maturity, if any.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $35 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Underlying in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Forms of Securities—The Depositary” and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.